                                                                   EXHIBIT 10.72

                             Dated 24 September 2004


                           HTI (1993) Holdings Limited
             (a company incorporated in the British Virgin Islands)


                         Hutchison Telecom (BVI) Limited
             (a company incorporated in the British Virgin Islands)


                            Hutchison Whampoa Limited
                      (a company incorporated in Hong Kong)


                           ETH PASS THROUGH AGREEMENT


[GRAPHIC OMITTED]

10th Floor, Alexandra House
Chater Road
Hong Kong

Telephone (852) 2842 4888
Facsimile (852) 2810 8133/2810 1695

Ref L-069967

This Agreement is made on 24 September 2004 between

(1) HTI (1993) HOLDINGS LIMITED, formerly named Hutchison Telecommunications International Limited, a company incorporated in the British Virgin Islands ("Transferor");

(2) HUTCHISON TELECOM (BVI) LIMITED, a company incorporated in the British Virgin Islands ("Transferee"); and

(3)     HUTCHISON WHAMPOA LIMITED, a company incorporated in Hong Kong ("HWL").

BACKGROUND
(A) The Transferor wishes to pass through to the Transferee the benefit of all of the Relevant Termsheet Rights and the burden of all of the Relevant Termsheet Obligations.

(B) The Transferee has agreed to accept the benefit of all of the Relevant Termsheet Rights and the burden of all of the Relevant Termsheet Obligations.

(C) The Transferor and the Transferee have entered into this Agreement to set out the terms of the pass through of such Relevant Termsheet Rights and Relevant Termsheet Obligations.

(D) Pursuant to its obligations under the Termsheet, the Transferor has procured the provision by HWL of the Guarantees.

(E) The Transferee has agreed to indemnify HWL against any loss it may incur as a result of it being obliged to make any payment under the Guarantees.

(F) As consideration for the Transferee agreeing to indemnify HWL against losses incurred under the Guarantees, HWL has agreed to pass on to the Transferee the benefit of the Subrogation Agreement Rights.

1       DEFINITIONS AND INTERPRETATION

1.1 Definitions: In this Agreement, the words and expressions set out below shall, unless the context otherwise requires, have the meanings attributed to them below:

        "Agreement" means this agreement including the Schedule hereto, as the same may be amended or supplemented from time to time.

        "BL" means Bayerische Landesbank, Hong Kong Branch.

        "BL Facility Agreement" means the US$36,200,000 standby letter of credit facility agreement dated 16 December 2003 between BL and ETH.

        "BL Guarantee" means the guarantee dated 19 December 2003 issued by HWL in favour of BL in relation to the BL Facility Agreement.

        "BL Subrogation Agreement" means the subrogation agreement dated 19 December 2003 between ETH, GE Capital Services India Limited, BL and HWL.

        "CL" means CALYON, Hong Kong Branch.

        "CL Facility Agreement" means the US$217,000,000 standby letter of credit facility agreement dated 25 June 2004 between CL and ETH.

        "CL Guarantee" means the guarantee dated 25 June 2004 issued by HWL in favour of CL in relation to the CL Facility Agreement.

        "CL Subrogation Agreement" means the subrogation agreement dated 25 June 2004 between ETH, GE Capital Services India Limited, CL and HWL.

        "Confidential Information" has the meaning set out in Clause 9.1.

        "Effective Date" has the meaning set out in Clause 2.2.

        "ETH" means Essar Teleholdings Limited.

        "Facility Agreements" means the BL Facility Agreement and the CL Facility Agreement.

        "Guarantee" means the BL Guarantee and the CL Guarantee.

        "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

        "Listings" means the listing of securities in Hutchison
        Telecommunications International Limited, a company incorporated in the Cayman Islands, on the Stock Exchange of Hong Kong and/or the New York Stock Exchange.

        "New York Stock Exchange" means New York Stock Exchange, Inc.

        "Relevant Termsheet Obligations" means the obligations of the Transferor under the Termsheet which have not expired or been satisfied as at the date of this Agreement, the principal terms of which are set out in the Schedule.

        "Relevant Termsheet Rights" means the rights, title, interest and benefit of the Transferor accruing under the Termsheet from the date of this Agreement, including all claims, proceeds of any claims, awards, judgments and all moneys which may at any time be paid or become payable to the Transferor under or in respect of the Termsheet, the principal terms of which are set out in the Schedule.

        "SEC" means the US Securities and Exchange Commission.

        "SFC" means the Securities and Futures Commission in Hong Kong.

        "Stock Exchange of Hong Kong" means The Stock Exchange of Hong Kong Limited.

        "Subrogation Agreements" means the BL Subrogation Agreement and the CL Subrogation Agreement.

        "Subrogation Agreement Rights" means the rights of HWL against ETH under the Subrogation Agreements.

        "Termsheet" means the termsheet dated 5 July 2003 between the Transferor, ETH and Usha Martin Telematics Limited.

1.2     CONSTRUCTION

        1.2.1   Any reference in this Agreement to:

                (i) a "Clause" or a "Schedule" is a reference to a Clause or Schedule of this Agreement.

                (ii) "law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case wherever made (and "lawful" shall be construed accordingly).

                (iii) a "person" includes any person, firm, company, corporation, government state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

                (iv) a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

        1.2.2   Clause headings are for ease of reference only.

2       EFFECTIVE DATE

2.1 Subject to Clause 2.2, this Agreement shall become effective from the date it is signed by all the parties.

2.2 Clauses 3 to 8 (inclusive) shall only become effective upon the first date (the "Effective Date") upon which all of the following events have occurred:

        2.2.1   this Agreement has been validly signed by all the parties; and

        2.2.2   the Listings.

3       NOVATION OF TERMSHEET

3.1     CONSENT TO NOVATION

        If instructed by the Transferee in writing, the Transferor shall take such action as the Transferee may reasonably request and shall use reasonable endeavours to procure the agreement of all counterparties to the Termsheet to the novation of the Termsheet in favour of the Transferee and the substitution of the Transferee for the Transferor as a party to the Termsheet.

3.2     EXECUTION OF DOCUMENTS

        If all relevant counterparties consent to a novation pursuant to Clause
        3.1 (Consent to novation) above, the Transferor and the Transferee shall execute such documentation as is necessary so as to effect that novation.

4       PASS THROUGH OF RELEVANT TERMSHEET RIGHTS AND RELEVANT TERMSHEET
        OBLIGATIONS

        Prior to the novation of the Termsheet pursuant to Clause 3.2 (Execution of documents) above:

4.1 the Transferee shall (insofar as it may lawfully do so) perform the Relevant Termsheet Obligations or take such action as is necessary to enable the Transferor to perform the Relevant Termsheet Obligations;

4.2 the Transferor shall (insofar as it may lawfully do so and provided it is reasonable and practicable to do so) act under the direction of the Transferee in all matters relating to the Termsheet;

4.3 the Transferor shall co-operate in any reasonable arrangements proposed by the Transferee designed to enable the Transferee to enjoy the benefit of the Relevant Termsheet Rights, including enforcement, at the cost of and for the account of the Transferee, of all rights of the Transferor against the other parties to the Termsheet; and

4.4 the Transferor shall hold the Relevant Termsheet Rights on trust for the Transferee absolutely and shall account to the Transferee for any sums or other benefits received by the Transferor in relation to the Termsheet immediately upon identification that such sums or benefits are due to the Transferee.

5       FORM OF DOCUMENTS

5.1 The Transferor represents to the Transferee that the contents of the Schedule represent a fair and accurate summary of the principal terms of the Relevant Termsheet Rights and the Relevant Termsheet Obligations as at the date of this Agreement.

5.2 The Transferor covenants in favour of the Transferee that it shall not agree to any amendment to (including, without limitation, any waiver or forbearance of) the Termsheet, the Relevant Termsheet Rights or the Relevant Termsheet Obligations without the prior written consent of the Transferee, such consent not to be unreasonably withheld or delayed.

5.3 HWL represents to the Transferee that the copies of the Subrogation Agreements and the Facility Agreements provided by HWL to the Transferee on or before the date of this Agreement are true and up to date copies as at the date of this Agreement.

5.4 HWL covenants in favour of the Transferee that it shall not agree to any amendment to (including, without limitation, any waiver or forbearance of) the Subrogation Agreements or the Facility Agreements without the prior written consent of the Transferee, such consent not to be unreasonably withheld or delayed.

6       INDEMNITIES IN RELATION TO GUARANTEES

6.1 For valuable consideration, the sufficiency of which the Transferee hereby acknowledges, the Transferee unconditionally and irrevocably agrees to indemnify HWL against any and all payments, actions, claims, demands, suits, proceedings, losses, liabilities, damages, penalties, costs, charges and expenses of whatever nature which may result or which it may sustain, suffer or incur in connection with or arising in any way whatsoever out of its acting as guarantor under a Guarantee, and to pay to HWL forthwith on demand all moneys and liabilities whatsoever which may from time to time be claimed or demanded from HWL or which it shall pay or become liable to pay or sustain, suffer or incur under or by reason of or in connection with the relevant Guarantee.

6.2 HWL is hereby further irrevocably authorised and empowered to pay immediately any amounts demanded from HWL or which HWL from time to time becomes liable to pay under or by reason of or in connection with a Guarantee without any reference to or further authority from the Transferee. Any request or demand received by HWL in connection with a Guarantee shall constitute conclusive evidence as between the Transferee and HWL that HWL's liability under that Guarantee has accrued and shall constitute conclusive authority by the Transferee to HWL for making any payment requested or demanded. The Transferee shall be bound and liable to HWL therefore and HWL shall be at liberty to make such payment without being under any duty to enquire whether any request or demand on HWL has been properly made, irrespective of notice or knowledge of dispute or denial of the validity of any such request or demand, and the Transferee shall not be entitled to deny or challenge HWL's authority in the making of such payment nor to set up any defence of any nature whatsoever.

7       PASS THROUGH OF SUBROGATION AGREEMENT RIGHTS

        Provided the Transferee has indemnified HWL and paid to HWL all amounts demanded by HWL in each case under Clause 6 above, HWL agrees that it shall:

7.1 insofar as it may lawfully do so and provided it is reasonable and practicable to do so, act under the direction of the Transferee in all matters relating to the Subrogation Agreements;

7.2 co-operate in any reasonable arrangements proposed by the Transferee designed to enable the Transferee to enjoy the benefit of the Subrogation Agreement Rights, including enforcement, at the cost of and for the account of the Transferee, of all rights of HWL against the other parties to the Subrogation Agreements; and

7.3 hold the Subrogation Agreement Rights on trust for the Transferee absolutely and shall account to the Transferee for any sums or other benefits received by HWL in relation to the Subrogation Agreements immediately upon identification that such sums or benefits are due to the Transferee.

8       FURTHER INDEMNITIES

8.1 HWL agrees to indemnify the Transferee for any loss, cost or expense incurred by the Transferee as a result of a breach by HWL of its obligations under this Agreement, except to the extent that the Transferee incurs such loss, cost or expense as a result of its gross negligence or wilful misconduct.

8.2 The Transferee agrees to indemnify HWL for any loss, cost or expense incurred by HWL in the performance of its obligations under this Agreement, except to the extent that HWL incurs such loss, cost or expense as a result of a breach by HWL of its obligations under this Agreement or HWL's gross negligence or wilful misconduct.

8.3 The Transferee agrees to indemnify the Transferor for any loss, cost or expense incurred by the Transferor in relation to the Termsheet and/or in the performance of its obligations under this Agreement, except to the extent that the Transferor incurs such loss, cost or expense as a result of a breach by the Transferor of its obligations under this Agreement or the Transferor's gross negligence or wilful misconduct.

8.4 The Transferor agrees to indemnify the Transferee for any loss, cost or expense incurred by the Transferee as a result of a breach by the Transferor of its obligations under this Agreement, except to the extent that the Transferee incurs such loss, cost or expense as a result of its gross negligence or wilful misconduct.

9       CONFIDENTIALITY

9.1 Each party undertakes that it shall not reveal, and shall cause its directors, senior executives, employees and agents not to reveal, to any third party any information concerning the transactions contemplated hereunder and/or the contents hereof (collectively, "Confidential Information") without the prior written approval of the other parties hereto, except in respect of any disclosure made in any public offering document in connection with the Listings.

9.2 Nothing in this Clause shall prevent a party hereto from using or disclosing any Confidential Information which (a) is already known by such party at the time it is disclosed to it; (b) has been rightfully received by such party from a third party without a breach of an obligation of confidentiality; (c) is in the public domain through no wrongful act of such party; (d) is independently developed by such party without use, directly or indirectly, of the Confidential Information; or
        (e) subject to Clauses 9.3 to 9.5 below, is required to be disclosed by applicable law, regulation or legal process or by judicial order.

9.3 Notwithstanding anything contained in this Agreement, each party acknowledges and agrees that the other parties may be required by law or any competent regulatory body (including but without limitation the Stock Exchange of Hong Kong, the SFC, the New York Stock Exchange and the SEC) to issue time sensitive and urgent announcements relating to this Agreement or matters contemplated under this Agreement. Each party may, if and when the time frame prescribed by the relevant competent regulatory body does not reasonably and practically allow the seeking of consent of the other parties, issue such time sensitive and urgent announcements without the consent of the other parties but shall procure to be provided to the other parties drafts of such time sensitive and/or urgent announcements, and shall consider in good faith any comments provided to it by the other parties to the extent reasonably practicable within the time frame stipulated by the relevant competent regulatory body.

9.4 Subject to Clause 9.3 above, each party acknowledges and agrees that the other party may make announcements (save and except those referred to in Clause 9.3) and/or press releases relating to this Agreement or matters contemplated under this Agreement on or after the date of this Agreement, provided that the contents of such announcement or press release are agreed and approved prior to its issuance by the other party (which approval shall not be unreasonably withheld or delayed and shall be given as soon as practicable). Each party shall procure to be provided to the other parties each draft of such relevant announcement or press release and if the other parties do not revert to the other parties within a reasonable period of time from the receipt of the aforesaid announcement or press release, such party shall be deemed to have approved the contents of the said announcement or press release for the above purpose.

9.5 For the avoidance of doubt and notwithstanding anything contained herein, any circular required to be issued and dispatched by a party to this Agreement by law or any competent regulatory body (including but without limitation the Stock Exchange of Hong Kong, the SFC, the New York Stock Exchange and the SEC) to the extent it relates to the involvement of the other parties under this Agreement are subject to the other parties' prior approval, such approval shall not be unreasonably withheld or delayed and shall be given as soon as practicable.

10      COSTS AND EXPENSES

        Each party shall bear its own costs and expenses in connection with its entry into this Agreement.

11      PARTIAL INVALIDITY

        If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

12      REMEDIES AND WAIVERS

        No failure to exercise, nor any delay in exercising, on the part of any party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13      ENTIRE AGREEMENT

13.1 This Agreement sets out the entire agreement and understanding between the parties with respect to the subject matter of it.

13.2 Neither of the parties has relied on or has been induced to enter into this Agreement in reliance on any representation, warranty or undertaking which is not set out in this Agreement.

14      COUNTERPARTS

        This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

15      NOTICES

15.1 Delivery: Any notice or other communication required to be given by one party to another party under this Agreement shall be in writing and shall be deemed to have been delivered if sent to the recipient at the address or fax number specified in the signature pages of this Agreement, marked for the attention of the person(s) specified or such other address or fax number or such other person(s) as may be notified to the other parties to this Agreement in writing by the recipient.

15.2 Deemed Delivery: Any notice or demand sent by post as provided in this Clause shall be deemed to have been given, made or served three (3) days (in the case of inland post) or seven (7) business days (in the case of overseas post) after despatch, any notice sent by courier as provided in this Clause shall be deemed to have been given, made or served at the time of delivery and any notice sent by fax as provided in this Clause shall be deemed to have been given, made or served 24 hours after despatch and receipt of confirmation of error-free transmission (if such fax is received during business hours and, if not, on the next business day in the place of receipt).

15.3 Language: Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language.

16      GOVERNING LAW & Jurisdiction

16.1 Governing Law: This Agreement shall be construed and interpreted in accordance with the laws of Hong Kong.

16.2 Jurisdiction: Each party to this Agreement irrevocably agrees that the courts of Hong Kong shall have non-exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement ("Proceedings") and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

16.3 Waiver of Objection: Each party to this Agreement irrevocably waives any objection to the courts of Hong Kong being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement.

16.4    SERVICE OF PROCESS:

        16.4.1 Each party irrevocably consents to any process in any Proceedings anywhere being served by mailing a copy by post to it in accordance with Clause 15 (Notices). Such service shall become effective 30 days after mailing.

        16.4.2 Nothing shall affect the right to serve process in any other manner permitted by law.

In witness whereof the parties or their authorised representatives have set their hands the day and year first above written.

HTI (1993) HOLDINGS LIMITED                                  /s/ Susan Chow

By: Susan Chow


Address:   22/F, Hutchison House, 10 Harcourt Road, Hong Kong

Fax No:    +852 2128 1778

Attention: Company Secretary


HUTCHISON TELECOM (BVI) LIMITED                              /s/  Susan Chow

By: Susan Chow


Address:   18/F, Two HarbourFront, 22 Tak Fung Street, Hunghom, Kowloon,
           Hong Kong

Fax No:    +852 2827 1393

Attention: Company Secretary


HUTCHISON WHAMPOA LIMITED                                    /s/  Dominic Lai

By: Dominic Lai


Address:   22/F, Hutchison House, 10 Harcourt Road, Hong Kong

Fax No:    +852 2128 1778

Attention: Company Secretary

                                    SCHEDULE

Parties         Essar Teleholdings Limited ("ETH");
                Hutchison Telecommunications International Limited ("HTIL"); and Usha Martin Telematics Limited ("Telematics")

Background      A.      The parties, either directly or through subsidiaries,
                        are parties to a shareholders agreement dated 2 May 2000
                        ("HETL Shareholders Agreement") for cellular mobile services in Delhi operating under Hutchison Essar
                        Telecom Ltd. ("HETL ") and have entered into a term sheet in June 2001 (4th Licence Term Sheet") for
                        Hutchison Essar South Limited ("HESL"), the joint venture vehicle holding cellular mobile licences in Karnataka, Andhra Pradesh and Chennai .
                B.      The parties recognise that ETH has been transferred
                        certain rights of first refusal in respect of HTIL's existing partners interests in Hutchison Max Telecom
                        Private Limited ("HMTL") pursuant to a letter of intention of ongoing relationship of 2 May 2002.
                C.      HTIL together with Telematics and IndusInd Telecom
                        Network Limited, own all the issued share capital in Fascel Limited ("Fascel"), a cellular mobile licence holder for Gujarat.
                D.      HTIL and Telematics own all the issued share capital in
                        Hutchison Telecom East Limited ("HTEL"), a cellular mobile licence holder in Calcutta.
                E.      ETH owns or controls all the issued share capital in
                        Aircel Digilink India Limited ("ADIL"), a cellular mobile licence holder for Haryana, Uttar Pradesh East and Rajasthan.
                F.      HESL has entered into an agreement to purchase a
                        cellular mobile licence for Punjab (the "Punjab
                        Licence")
                G.      It is the intention of the parties to consolidate the
                        above cellular operations on the basis of this term sheet.

Structure       Stage 1 - Consolidation
                The parties agree to combine the operations of HMTL, HETL, HESL
                (including the Punjab Licence), Fascel, HTEL and ADIL
                ("Operating Companies"), by way of transfer of their shares in the Operating Companies to an Indian holding company ("HoldCo") in return for shares in HoldCo.
                The parties shall use their best endeavours to procure the other shareholders of the Operating Companies transfer their shares to HoldCo and take shares in HoldCo on the same terms as those offered to the parties.

                In the event that the parties are unable to procure such shareholders to participate in the consolidation then: (i) the consolidation will take place with those shareholders that are willing to transfer their shares to HoldCo; and
                (ii) the exact structure of HoldCo's ownership will be reviewed to ensure that there is no breach of India's sectoral cap on foreign holdings in telecommunications and if such a breach could be a possibility then the parties shall agree suitable variations to HoldCo's ownership structure to ensure compliance with the sectoral cap and protect the interest of the parties as equitably as possible.
                The valuation of such transfers and the amount of shares to be issued by HoldCo will be as per the agreed valuation ("Valuation"). The date for Valuation shall be 31 December 2002 and the Valuation shall be based on 31 December 2002 accounts.

                STAGE 2- IPO

                It is the intention of the parties, subject to commercial factors and prevailing market conditions to undertake an IPO of HoldCo's shares on or before 31 December 2004.

                STAGE 3 - MERGER

                Subject to advice from the investment banking advisors of the parties, it is believed that the optimal structure for HoldCo and its subsidiaries will be a single entity formed by the merger of the subsidiaries into HoldCo by way of Indian court approved scheme of arrangement. The decision regarding when to undertake such a merger will be taken by the parties in due course.

ADIL Interim    HTIL and Telematics shall, on the date of the transfer of ADIL
Measures        shares to HTEL, immediately procure the appointment of 3 of the
                9 directors on the HTEL board to be ETH nominees and obtain the approval of all HTEL shareholders to the above. From the date of appointment of the ETH directors to the HTEL board, the operations and management of HTEL and ADIL shall be governed by the same provisions as those contained in the HETL Shareholders
                Agreement.
                The parties acknowledge that the valuation for ADIL excludes the refund of licence fees that ADIL will receive from the DoT as a result of the 6 month extension of "Effective Date" and the Supreme Court decision dated 4th March 2003. The parties have agreed that such refund will be deemed to be an asset of

                ETH and not ADIL and upon receipt of such refund by ADIL it shall be paid to ETH.

Options         1. HMTL
                ETH has the option ("HMTL Option"), if HTIL's joint venture partners (Distacom in Hutchison Telecommunications (India) Limited, Caymans and Max Televentures in HMTL) wish to sell their respective stakes in HMTL, to purchase such stakes from HTIL or have HTIL waive its rights of first refusal, if ETH agrees to purchase direct.

                In consideration of the HMTL Option and upon completion of such purchase by ETH or any third party nominated by ETH, ETH shall waive its rights under clause 8 (b) (ii) of the HETL Shareholders Agreement to have a deemed equal equity valuation for HETL and HMTL for the purpose of consolidation.
                The parties have agreed the shareholding percentage of HoldCo to be transferred to ETH because of the deemed equal valuation( the "Equal Valuation Stake"). In the event that ETH exercises the HMTL Option, or part thereof, ETH shall simultaneously transfer to HTIL or its nominee shares equivalent to the Equal Valuation Stake (or 2/3rds of the Equal Valuation Stake if the HMTL Option is exercised only in respect of Distacom or 1/3rd of the Equal Valuation Stake if the HMTL Option is exercised only in respect of Max India).

                2. PUNJAB LICENCE
                US$40 million will be required as equity contribution. HTIL and ETH agree to contribute US$30 million and US$10 million respectively within 3 months of the completion date of such purchase ("Subscription Expiry Date"). The parties acknowledge that the valuation of HESL (and accordingly, the parties' stakes in HoldCo) is on the basis that the above equity will be contributed and have calculated their shareholdings in HoldCo accordingly.
                In the event that ETH does not contribute its required equity by the Subscription Expiry Date, then HTIL has the option to contribute ETH's share within 30 days of the Subscription Expiry Date in resturn for an agreed percentage in HoldCo.
                If ETH does not make its equity contribution and HTIL does not exercise its option to contribute ETH's share within 30 days of the Subscription Expiry Date, HoldCo shall, at its discretion, either cancel, buy back or transfer to any other shareholder of HoldCo, the percentage of the issued share capital of HoldCo held by ETH which HTIL had the option to acquire.

                3. OTHER OPPORTUNITIES
                The parties agree that if any of them become aware of opportunities to purchase any company holding a cellular mobile licence in India, they will first offer such opportunity to HoldCo. HoldCo shall have 20 days from the date of such offer to confirm whether it wishes to pursue such opportunity. If the Parties do agree to pursue such opportunity, they shall ensure such purchase is carried out by HoldCo .
                The costs of such purchase and development of the business (including rollout of any network required) will be borne by the parties, by subscribing to further equity in HoldCo to be valued at fair market value, pro rata to their shareholding in HoldCo on a debt/equity ratio to be agreed, or failing agreement a ratio of 1:1.
                If any of the parties (or any other shareholder of HoldCo ) does not contribute its share of the equity required for such purchase and/or development, then such party (or shareholder) will be diluted accordingly as per the provisions applicable to any pro rata share issue in respect of HoldCo.
                It is agreed that HoldCo may only pursue such other opportunities with unanimous consent of the parties

Independent     Independent Valuation
Valuations      Where an independent valuation is required the value of each business or company will be determined by an average of the two valuations provided by the overseas offices of globally recognised investment banking firms, one firm to be appointed by ETH and one firm to be appointed by HTIL.

Shareholders    1.      The Shareholders Agreement for HoldCo, post
Agreements              consolidation but pre IPO to be broadly the same as the
                        HETL Shareholders Agreement but will terminate on IPO.
                        Agreement will include (i) right to nominate directors in proportion to the beneficial shareholding (ii) HTIL to nominate the Chairman of the Board from amongst its nominees and ETH to nominate the Vice-Chairman of the Board from amongst its nominees (iii) HTIL to have certain management rights, including in particular, the right to nominate Chief Executive Officer (provided that prior to any nomination ETH shall be consulted), Chief

                        Financial Officer, Chief Commercial Officer, Chief Marketing Officer and Chief Technical Officer for all operations; A relationship agreement, reflecting the listed nature of HoldCo and modifying the shareholders agreement accordingly will be entered into at the time of IPO and concurrent with the termination of the Shareholders Agreement.

                2. Rights of First Refusal: ETH shall grant HTIL ROFR over any sale of its shares in HoldCo on substantially the same terms as those contained in the HETL Shareholders' Agreement;

                3. HTIL shall grant ETH ROFR (on substantially the same terms as those contained in the HETL Shareholders' Agreement) over a sale of its shares in HoldCo if such sale:

                                (a)     results in HTIL and any of its
                                        associated companies holding, in
                                        aggregate, directly or indirectly, less
                                        than 40% of the issued share capital of
                                        HoldCo; and

                                (b) is to a company or consortium which has any of the Indian business groups set out below holding a 10% or more interest:
                                        (i)     The Reliance Group of Companies;
                                        (ii)    The Bharti Group of Companies;
                                        (iii)   The Tata Group of Companies

                4. Tag Along: HTIL will grant ETH Tag Along rights in respect ETH's shareholding in HoldCo if HTIL or any of its associated companies sells its stake, or part thereof, in HoldCo and such sale results in HTIL and any of its associated companies holding, in aggregate, directly or indirectly, less than 40% of the issued share capital of HoldCo;

                5. Decisions of the Board and of shareholders to be by simple majority subject to certain decisions as set out below which require consent of all shareholders holding more than 10% of the issued share capital of HoldCo on the terms indicated therein:

                (i) Approval of the annual business and operating plan, which shall include the business and operating plans for each of the operating subsidiaries (the

                        "Subsidiaries"). If approval is not granted, HoldCo shall conduct its business in accordance with the previous business and operating plan adjusted for any changes in the consumer price index over the relevant year until such time as a new business and operating plan has been approved;
                (ii) Mergers, consolidation and acquisition of another company/business;
                (iii) Entry into a new business; (iv) Sale of all or a substantial part of the business/assets of HoldCo or any of the Subsidiaries;
                (v) Transactions between HoldCo or any of its subsidiaries and any shareholder of HoldCo or its affiliate other than any transaction contemplated by the annual business plan or which is on commercial arm's length terms;
                (vi) Entering into High Value contracts (contracts with value over US$20 million) in respect of HoldCo or any of the Subsidiaries, not contemplated by the annual business plan;
                (vii)   Liquidation, winding up etc;
                (viii) Amendments to Memorandum and Articles of Association of HoldCo or any of the Subsidiaries other than as contemplated in the annual business plan.;
                (ix) Any change in the authorized or issued share capital or issue of any additional equity shares or other securities of HoldCo or any of the Subsidiaries other than as contemplated in the annual business plan.;
                (x)     A change in the auditors
                (xi) Capital calls, other than as contemplated in the annual business plan. Capital calls that are contemplated in business plan and the issue of shares because of the default of a shareholder are not subject to this requirement.

                6.      RESERVED DECISIONS

                Provided HTIL and any of its associated companies , in aggregate is the largest single shareholder, and directly or indirectlyhold at least 40% of the issued share capital of HoldCo, decisions under clause (i), (vi), (ix) and (xi) will be treated as Reserved Decisions ("Reserved Decisions"). If the Directors cannot agree on any of the Reserved Decisions within seven (7) days of the Board meeting, the following procedures shall apply:

                A summary of the facts surrounding the disputed Reserved Decision shall be sent by HoldCo to one of the Directors nominated by each of ETH and Hutchison ("Concerned Directors");

                Within seven (7) days of the receipt of such summary, the Concerned Directors shall meet and discuss the disputed Reserved Decision and shall take all steps and to reach a consensus acceptable to the Shareholders;

                If the Concerned Directors are unable to reach a consensus in the manner set forth in sub-clause (b) above within a further period of fourteen (14) days, then the matter shall be referred to the Managing Director/ General Manager of each Shareholder who shall meet and discuss the disputed Reserved Decision and shall take all steps and to reach a consensus;

                In the event that a consensus can still not be reached within 10 days of the matter being referred to the Managing Director/ General Manager of each Shareholder then the matter will be referred back to the Board where:
                (1)     in respect of Reserved Decisions arising under clause
                        (i), each of the shareholders shall procure that its appointed directors vote on the resolution to give effect to HTIL's direction; and
                (2)     in respect of Reserved Decisions arising under clause
                        (vi), (ix) and (xi), consent of all directors representing shareholders holding more than 10% of the issued share capital of HoldCo, will be required to pass a resolution on the decision

                7. The composition of the board of directors of each of the Subsidiaries will be identical to that of HoldCo and the parties shall ensure that the rights given to each party in respect of HoldCo shall apply mutatus mutandis to each of the Subsidiaries.

                8.      The auditor to be PriceWaterhouseCoopers.

                9. Each party shall be free to transfer any part of its stake in HoldCo to any financial investor provided it has complied with the transfer requirements contained in the shareholders agreement, including rights of first refusal and the execution of a deed of adherence. The parties agree that if such a purchaser holds more than 10% of the issued share capital of HoldCo, that purchaser only and not its successors in title will be entitled to some of the minority protection rights to be contained in the shareholders agreement and each party shall be free to transfer its right to appoint a director or directors to such purchaser. The parties shall not be permitted to transfer any minority rights or the right to appoint a director in HoldCo to any party which is a provider of telecommunications services that is a competitor of HoldCo (or any of the Subsidiaries), or a shareholder of any such competitor, without the the other parties consent.

Points to note  1.      For financing HoldCo or the Subsidiaries to raise third
                        party debt, the parties will endeavour to raise such debt on reasonable commercial terms and, in the following order:
                        i)      without recourse to the shareholders;
                        ii)     failing which, the parties will provide
                                corporate guarantees or other acceptable form of credit support (any support referred to hereafter as "Shareholder Support") for their respective shares on a pro rata basis;
                        iii)    failing which, the Board will decide whether it
                                is appropriate to call for any further
                                Shareholder Support acceptable to the lenders or to make equity capital calls as above. In the event the Board decides that further Shareholder Support is required and one party cannot provide such Shareholder Support then the party providing the Shareholder Support shall be entitled to receive a fee in an amount satisfactory to the party providing such support (being not more than the costs saved by the company).
                2.      The parties intend to IPO HoldCo on one or more of the
                        stock exchanges of India or offshore or a combination thereof by 31 December 2004. The terms of such IPO will need to be agreed between the parties at the time in consultation with investment banking advice received.
                        The parties agree that the purpose of the IPO will be to raise money for HoldCo, maximise returns to all shareholders (both initially and long term) and provide liquidity. However, the parties acknowledge that they will be the main promoters of HoldCo and that it may be necessary for them to agree to a lock in on the sale of their shares after IPO for such period as advised by HoldCo's bankers and thereafter agree to an orderly exit for the sale of any of their shares in HoldCo
                3.      In the event that the IPO of HoldCo has not happened by
                        31 December 2004 and ETH wishes to IPO its interest in some other way or sell its stake in HoldCo, HTIL shall provide all reasonable assistance to ETH to enable such IPO or sale to take place including presentations on business plans and company performance to any potential purchaser.
                4.      HTIL has provided certain credit support for loans to
                        ETH from GE Capital Services India (together the "ETH
                        Loans"). HTIL confirms it will continue to provide such support up to 31 December 2004 on substantially the following terms:
                        (a)     all the ETH Loans will be repaid on the expiry
                                of the lock in period following IPO and in any event on or before 31 December 2004 ("Final IPO Date") . HTIL will be under no further obligation to extend support in any way past this date;
                        (b)     The ETH Loans shall be structured so that ETH
                                pays an amount equal to 33% of the accrued interest throughout the term of the loans from the date of rollover of the ETH Loans until 31 December 2004.
                        (c)     In the event that an IPO has not occurred and
                                the Loan is not repaid by 30 October 2004
                                ("Option Date"), for the purpose of repayment of the ETH Loans only, ETH grants a call option to HTIL and HTIL grants a put option to ETH in respect of all HoldCo shares held by ETH. The value of the ETH shares shall be determined by Independent Valuation within 30 days of the Option Date ("Valuation Date").
                                The terms of the call option shall allow HTIL to require ETH to sell to it such number of HoldCo shares equal in value to all outstandings under the ETH Loans in return for HTIL's payment of such outstandings on ETH's behalf. In the event that the value of ETH's shares in HoldCo are not sufficient to repay the outstandings, ETH shall transfer all its shares in HoldCo to HTIL and the balance will be payable by ETH to HTIL upon demand.
                                The terms of the put option shall allow ETH to require HTIL to buy from it such number of HoldCo shares equal in value to all outstandings under the ETH Loans in return for HTIL's payment of such outstandings on ETH's behalf. In the event that the value of ETH's shares in HoldCo are not sufficient to repay the outstandings, ETH shall transfer all its shares in HoldCo to HTIL and the balance will be payable by ETH to HTIL upon demand.
                                Either party shall have 20 days from the Valuation

                                Date to exercise the above options and
                                settlement shall take place on 31 December 2004 ("Settlement Date").

                Notwithstanding the terms outlined above, if an IPO has not taken place by the Final IPO Date and the investment bankers for HoldCo certify that an IPO will in all likelihood take place before 30 June 2005, then the Final IPO Date, the Option Date and the Settlement Date will all be extended by a period of 6 months only.

                In the event that the ETH Loans are not repaid and an IPO takes place by the Final IPO Date then the Option Date and the Settlement Date will be extended to the dates 3 months and 5 months respectively after the expiry of any lock in period applicable to ETH's shares in HoldCo.

                Notwithstanding any of the above, if for any reason HTIL continues to provide guarantees for the ETH Loans after 31 December 2004, ETH shall pay all interest that accrues on the ETH Loans throughout the term in accordance with the terms agreed with the relevant lender(s). If the Stage 1 Consolidation has not taken place by the Option Date, the references in clause 4 above to "ETH's shares in HoldCo" shall be deemed to be references to "ETH's shares in HETL".

                5. Preferential network / subscriber access on arms length commercial terms for possible ETH promoted ancillary businesses - long distance; international long distance; lottery; call centre / outsourcing; broadband internet etc.
                6. HoldCo to be renamed Hutchison Essar Telecom (India) Limited. Entity to be presented as Hutchison Essar joint venture.
                7. HTIL agrees that it will assist ETH to obtain funding of the HMTL Option provided that nothing herein imposes any obligation on HTIL or any of its associated companies to provide or procure any financial or legal credit or other support or undertaking and that a statement to this effect is made to any potential financier

Pre-Completion  1.      Corporate approvals from HTIL, ETH and Telematics.
Conditions      2.      Approval of all relevant financial institutions and
                        other creditors
                3.      Receipt of all Governmental approvals including DOT, RBI
                        and FIPB for transfer of foreign shareholders interest to HoldCo and for issue of shares of HoldCo to foreign investors.
                4.      Execution of all relevant documentation including
                        Shareholders' Agreement.

Confidentiality The terms of this Term Sheet are confidential and neither party shall disclose the information contained herein.

                                                                             11